Exhibit (h)(22)

MARKET VECTORS ETF TRUST

INVESTING FUND AGREEMENT

This Investing Fund Agreement (the “Agreement”) is made as of the date set forth below between Market Vectors ETF Trust (the “Trust”) on behalf of each series of the Trust listed on Annex A hereto (as may be amended from time to time by the Trust) (each such series an “ETF” and collectively the “ETFs”), and MML Series Investment Fund II (the “MML Series II Trust”), on behalf of each of its series (each, an “Investing Fund”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an investment company, as defined in the 1940 Act, and affiliates of such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, the Trust is an investment company registered as such under the 1940 Act; and is organized as a series fund with multiple separate series; and

WHEREAS, the MML Series II Trust is a registered investment company under the 1940 Act, and each Investing Fund has been duly formed or organized as a series of such MML Series II Trust; and

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted orders (Rel. No. IC-27311 dated May 2, 2006, Rel. No. IC-27742 dated February 27, 2007, Rel. No. IC-28021 dated October 24, 2007 and Rel. No. IC-30433 dated March 21, 2013) exempting the Trust and certain investment companies investing in the Trust from the limits of Section 12(d)(1)(A) and (B) (such orders and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, the Investing Fund may acquire shares in the ETFs (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Investing Fund must enter into a written agreement with the Trust prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A);

NOW, THEREFORE, the Trust and the MML Series II Trust, on behalf of each Investing Fund, agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of the Investing Fund Adviser Group will not control (individually or in the aggregate) an ETF within the meaning of Section 2(a)(9) of the 1940 Act. The members of an Investing Fund Subadviser Group will not control (individually or in the aggregate) an ETF within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result, of a decrease of the outstanding voting securities of an ETF, the Investing Fund Adviser Group or the Investing Fund Subadviser Group, each in the aggregate, becomes a holder of more than 25 percent of the outstanding voting securities of an ETF, it will vote its shares of the ETF in the same proportion as the vote of all other holders of the ETF’s shares. This condition does not apply to the Investing Fund Subadviser Group with respect to an ETF for which the Investing Fund Subadviser or a person controlling, controlled by, or under common control with the Investing Fund Subadviser acts as the investment adviser within the meaning of Section 2(a)(20)(A) of the 1940 Act (in the case of an Open-end ETF) or as the sponsor (in the case of a UIT ETF).

For purposes of this Agreement, the “Investing Fund Adviser Group” consists of the Investing Fund investment adviser or manager, sponsor, and/or depositor, as applicable, and any person controlling, controlled by, or under common control with the Investing Fund’s investment adviser or manager, sponsor and/or depositor, and any investment company and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by the Investing Fund’s adviser or manager or sponsored by the Investing Fund’s sponsor and/or depositor, or any person controlling, controlled by, or under common control with the Investing Fund’s investment adviser or manager, sponsor, and/or depositor, as applicable. For purposes of this Agreement, a “Investing Fund Subadviser Group” consists of any subadviser to such Investing Fund, any person controlling, controlled by, or under common control with such subadviser, and any investment company or issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised by such subadviser or any person controlling, controlled by or under common control with such subadviser.

3. The Investing Fund Adviser, or Trustee or Sponsor of an Investing Trust, will waive fees otherwise payable to it by the Investing Management Company or Investing Trust, as applicable, in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by an ETF under Rule 12b-1 under the 1940 Act) received from an ETF by the Investing Fund Adviser, Trustee or Sponsor, or an affiliated person of the Investing Fund Adviser, Trustee or Sponsor, other than any advisory fees paid to the Investing Fund Adviser, Trustee, or Sponsor or its affiliated person by the ETF, in connection with the investment by the Investing Management Company or Investing Trust, as applicable, in the ETF. Any Investing Fund Subadviser will waive fees otherwise payable to the Investing Fund Subadviser, directly or indirectly, by the Investing Management Company in an amount at least equal to any compensation received from an ETF by the Investing Fund Subadviser, or an affiliated person of the Investing Fund Subadviser, other than any advisory fees paid to the Investing Fund Subadviser or its affiliated person by the ETF, in connection with any investment by the Investing Management Company in the ETF made at the direction of the Investing Fund Subadviser. In the event that the Investing Fund Subadviser waives fees, the benefit of the waiver will be passed through to the Investing Management Company.

4. Before approving any advisory contract under Section 15 of the 1940 Act, the board of directors or trustees of each Investing Management Company, including a majority of the disinterested directors or trustees, will find that the advisory fees charged under such advisory contract are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract(s) of an ETF in which the Investing Management Company may invest. These findings and their basis will be recorded fully in the minute books of the appropriate Investing Management Company

5. The Investing Fund or Investing Fund Affiliate will not cause any existing or potential investment by the Investing Fund in an ETF to influence the terms of any services or transactions between the Investing Fund or Investing Fund Affiliate and the ETF or Index Fund Affiliate.

For purposes of this Agreement, the term “Investing Fund Affiliate” includes an investment adviser, sub-adviser, sponsor, promoter, and principal underwriter of a Investing Fund, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the 1940 Act.

6. If the Investing Fund is an Investing Management Company, before the Investing Fund relies on the Order, the board of directors or trustees of an Investing Management Company, including a majority of the disinterested directors or trustees, will adopt procedures reasonably designed to assure that the Investing Fund Adviser and any Investing Fund Subadviser are conducting the investment program of the Investing Management Company without taking into account any consideration received by the Investing Management Company or an Investing Fund Affiliate from an ETF or an affiliate of an ETF in connection with any services or transactions. Proper evidence of such approval, including but not limited to, certified resolutions of the Board as to the foregoing approval, shall be provided to the Trust upon request.

7. No Investing Fund or Investing Fund Affiliate will cause a ETF to purchase a security in any Affiliated Underwriting, except to the extent that it is acting in its capacity as an investment adviser to the Trust. Nothing in this Agreement, however, shall limit the authority of the Trust to accept and satisfy in-kind creation orders and redemption requests from an Investing Fund or an Underwriting Affiliate that is also an Authorized Participant in the ordinary course of business.

For purposes of this Agreement, the term “Affiliated Underwriting” means an offering of Securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. For purposes of this Agreement, the term “Underwriting Affiliate” means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor of the Investing Fund, or a person of which any such officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor is an affiliated person. An Underwriting Affiliate does not include any person whose relationship to the Trust is covered by Section 10(f) of the 1940 Act.

8. The Investing Fund will not acquire Shares in excess of the limits of Section 12(d)(1)(A) unless and until the Investing Fund and the Trust have executed this Agreement and complied with the terms and conditions hereof. At the time of its investment in Shares of an ETF in excess of the limit in Section 12(d)(1)(A)(i), an Investing Fund will notify the Trust of the investment. At such time, the Investing Fund will also transmit to the Trust a list of the names of each Investing Fund Affiliate and Underwriting Affiliate. The Investing Fund will notify the Trust of any changes to the list of names as soon as reasonably practicable after the change occurs.

9. The Trust, on behalf of each ETF, and MML Series II Trust, on behalf of each Investing Fund, represents and warrants to each other that their respective board of directors or trustees, trustee, investment adviser or manager, sponsor, and/or depositor, as applicable, understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order. The MML Series II Trust, on behalf of each Investing Fund, further represents and warrants to the Trust that the MML Series II Trust’s board of directors or trustees, trustee, investment adviser or manager, sponsor, and/or depositor, as applicable, have received a copy of and read the Order, and understand that the Order pertains only to investments in Shares and not to investments in any other investment company. The MML Series II Trust understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith.

10. The MML Series II Trust, on behalf of each Investing Fund, agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares.

11. The Trust, on behalf of each ETF, acknowledges that the receipt of compensation by (a) an affiliated person of an Investing Fund, or an affiliated person of such person, for the purchase by the Investing Fund of Shares or (b) an affiliated person of an ETF, or an affiliated person of such person, for the sale by the ETF of its Shares to an Investing Fund, may be prohibited by Section 17(e)(1) of the 1940 Act.

12. The MML Series II Trust, on behalf of each Investing Fund, represents and warrants to the Trust that, if it is an Investing Management Company, its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from such registration.

13. The MML Series II Trust, on behalf of each Investing Fund, represents and warrants to the Trust that, if it purchases Creation Units directly from the Trust, it will do so only in compliance with the Investing Fund’s investment restrictions and only if so doing is consistent with the investment policies set forth in the Investing Fund’s registration statement under the Securities Act of 1933.

14. The MML Series II Trust and the Trust agree that each shall preserve a copy of this Agreement, the list of Investing Fund Affiliates and Underwriting Affiliates and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Investing Fund and the Trust in an easily accessible place.

15. The MML Series II Trust, on behalf of each Investing Fund, represents and warrants to the Trust that it understands and complies with the National Association of Securities Dealers, Inc. Conduct Rule 2830 and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in the Investing Fund will not exceed the limits applicable to a fund of funds as set forth in that rule.

16. If it is acquiring Shares in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act,

the MML Series II Trust, on behalf of each Investing Fund, represents and warrants to the Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it does or may invest in exchange-traded funds such as the Trust, the unique characteristics of a fund that invests in ETFs, and the expenses of so doing.

17. Any of the provisions of this Agreement notwithstanding, the MML Series II Trust, on behalf of each Investing Fund, represents and warrants to the Trust that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. The MML Series II Trust, on behalf of each Investing Fund, agrees that the Trust is entitled to rely on the representations contained in this Agreement and that the Trust has no independent duty to monitor the Investing Fund’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

18. A copy of the Agreement and Declaration of Trust of the MML Series II Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the MML Series II Trust as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Investing Fund.

19. Notwithstanding anything contained herein to the contrary, the Trust may, in its sole discretion, amend Annex A to add or delete a series of the Trust.

20. All notices or other instruments in writing pursuant to this Agreement to be given to the Trust shall be sent by regular mail or email as follows:

Market Vectors ETF Trust

335 Madison Avenue – 19th Floor

New York, New York 10017

Attention: Jonathan R. Simon, Esq.

Email: jsimon@vaneck.com

All notices or other instruments in writing pursuant to this Agreement to be given to the MML Series II Trust shall be sent by regular mail or email as follows:

MML Series Investment Fund II

Attn: Andrew Goldberg, Secretary

100 Bright Meadow Boulevard

Enfield, CT 06082

Fax: (860) 562-6072

Email: agoldberg@massmutual.com

With a copy to:

MML Series Investment Fund II

Attn: Gayle M. Watterworth

100 Bright Meadow Boulevard

Enfield, CT 06082

Email: gwatterworth@massmutual.com

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 7th day of May, 2015.

MML SERIES INVESTMENT FUND II on behalf of MML Asset Momentum Fund

By:	/s/ Nicholas Palmerino

Name:	Nicholas Palmerino

Title:	CFO and Treasurer

ACCEPTED:

MARKET VECTORS ETF TRUST

By:	/s/ Laura I. Martinez

Name:	Laura I. Martinez

Title:	Assistant Vice President

Annex A

Each series of the Trust except for the following funds:

•	Market Vectors BDC Income ETF

•	Market Vectors CEF Municipal Income ETF